Exhibit 23




Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 033-86084) of Ridgewood Hotels, Inc. of our report dated November 17, 1999 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.


PricewaterhouseCoopers LLP
Atlanta, Georgia
June 29, 2000



End